Exhibit (d)(4)

INVESTMENT ADVISORY AGREEMENT

AGREEMENT, made this 1st day of November 2021, between RBC Funds Trust, a statutory trust organized under the laws of the State of Delaware (the “Trust”), on behalf of the series of the Trust set forth in Schedule A (each, a “Fund”), and RBC Global Asset Management (U.S.) Inc., a Minnesota corporation (the “Adviser”).

RECITALS

WHEREAS, the Trust is an open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Adviser is a registered investment adviser under the Investment Advisers Act of 1940, as amended (“Advisers Act”); and

WHEREAS, the Trust desires to retain the Adviser to render services to the Funds as agreed to from time to time between the Trust and the Adviser, and the Adviser is willing to render such services;

WHEREAS, for RBC Short Duration Fixed Income Fund, RBC Ultra-Short Fixed Income Fund, RBC Impact Bond Fund and Access Capital Community Investment Fund, this Agreement replaces the Master Investment Advisory Agreement, amended and restated on October 1, 2019, and, for U.S. Government Money Market Fund, this Agreement replaces the Amended and Restated Investment Advisory Agreement dated September 22, 2016.

NOW, THEREFORE, in consideration of the promises and covenants set forth herein and intending to be legally bound hereby, the Trust and the Adviser do mutually agree and promise as follows:

1.    The Trust is an open-end investment company that has Funds as may be established and designated by the Trustees from time to time. This Agreement shall pertain to such Funds as shall be designated in Exhibit A hereto as further agreed between the Trust and the Adviser. A separate series of shares of beneficial interest in the Trust is offered to investors with respect to each Fund. The Trust engages in the business of investing and reinvesting the assets of each Fund in the manner and in accordance with the investment objectives and restrictions with respect to each Fund, as specified in the Registration Statement of the Trust, as amended from time to time (the “Registration Statement”), filed by the Trust under the 1940 Act and the Securities Act of 1933, as amended (the “1933 Act”). Copies of the Registration Statement have been furnished to the Adviser. Any amendments to the Registration Statement shall be furnished to the Adviser promptly.

2.    The Trust hereby appoints the Adviser to provide the investment advisory services specified in this Agreement and the Adviser hereby accepts such appointment.

3.    (a)    The Adviser shall, at its expense, (i) employ or associate with itself such persons as it believes appropriate to assist it in performing its obligations under this Agreement and (ii) provide all services, equipment and facilities necessary to perform its obligations under this Agreement.

(b)    The Trust or the Funds, as applicable, shall be responsible for all of their expenses and liabilities, including, but not limited to, compensation of its Trustees who are not an “interested person” (as defined under the 1940 Act) by reason of affiliation with the Adviser or any of the Adviser’s affiliates; taxes and governmental fees; interest charges; fees and expenses of the Trust’s independent accountants and legal counsel; trade association membership dues; fees and expenses of any custodian (including maintenance of books and accounts and calculation of the net asset valuation of shares of the Funds); fees and expenses of any administrator, transfer agent, fund accountant or dividend paying agent of the Trust; the fees and expenses associated with a Fund’s line of credit or credit facility, including the interest expense of borrowing money; expenses of any plan adopted with respect to the Funds pursuant to Rule 12b-1 under the 1940 Act; shareholder servicing expenses; expenses of issuing, redeeming, registering and qualifying for sale shares of beneficial interest in the Trust; expenses of preparing and printing share certificates, prospectuses and reports to shareholders, notices, proxy statements and reports to regulatory agencies; the cost of office supplies, including stationery; cost of investment company literature and other publications provided by the Trust to the Trustees and officers; travel expenses of all officers, Trustees and employees; insurance and fidelity bond premiums; brokerage and other expenses of executing portfolio transactions; expenses of shareholders’ meetings; organizational expenses; expenses associated with regulatory inquiries and examinations of, or proceedings involving, the Trust or a Fund; the fees and expenses incurred resulting from new services necessitated by regulatory or legal changes affecting the Funds occurring or effective after the date of this Agreement; any other ordinary expenses incurred in the course of the Trust’s operations; and extraordinary expenses.

4.    (a)    The Adviser shall provide to the Trust investment guidance and policy direction in connection with the management of the portfolio of each Fund, including oral and written research analysis, advice, statistical and economic data and information and judgments, of both a macroeconomic and microeconomic character.

The Adviser will determine the securities or investments to be purchased, retained, sold or lent by each Fund. The Adviser will place orders with broker-dealers or other trading firms, issuers, banks, foreign currency dealers, futures commission merchants, clearing organizations or other platforms or counterparties pursuant to its determinations. In no instance will investments be purchased from or sold to the Adviser or any affiliated person thereof, except in accordance with the 1940 Act and any other federal securities laws. The Adviser will determine what portion of each Fund’s portfolio shall be invested in securities or other investments described by the policies of each Fund and what portion, if any, should be invested otherwise or held uninvested.

The Funds will have the benefit of the investment analysis and research, the review of current economic conditions and trends and the consideration of long-range investment policy generally available to investment advisory clients and/or customers of the Adviser. In making investment decisions, hereunder, it is understood that the Adviser will not use any inside information that may be in its possession or in the possession of any of its affiliates, nor will the Adviser seek to obtain any such information.

(b)    The Adviser shall provide to the Trust’s officers such information relating to the Trust and the Funds and the services to be provided by the Adviser hereunder as the Trust may reasonably request.

(c)    As manager of the assets of each Fund, the Adviser shall make investments for the account of each Fund in accordance with the Adviser’s best judgment and within the investment objectives and restrictions set forth in the Registration Statement, the 1940 Act and the provisions of the Internal Revenue Code relating to regulated investment companies, subject to policy decisions adopted by the Trust’s Board of Trustees. The Trust will promptly notify the Adviser in writing of any changes in a Fund’s investment objectives and restrictions.

(d)    The Adviser shall furnish to the Trust’s Board of Trustees periodic reports on the investment performance of each Fund and on the performance of its obligations under this Agreement and shall supply such additional reports and information as the Trust’s officers or Board of Trustees shall reasonably request.

(e)    On occasions when the Adviser deems the purchase or sale of a security or investment to be in the best interest of a Fund as well as other clients and/or customers, the Adviser, to the extent permitted by applicable law, may aggregate the securities to be so purchased or sold in order to obtain the best execution or lower brokerage commissions, if any. The Adviser may also on occasion purchase or sell a particular security or investment for one or more clients and/or customers in different amounts. On either occasion, and to the extent permitted by applicable law and regulations, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Adviser in the manner it considers to be the most equitable and consistent with its fiduciary obligations to that Fund and to such other clients and/or customers as well as any policies and procedures adopted by the Trust and/or the Adviser.

(f)    The Adviser may cause a Fund to pay a broker which provides brokerage and research-related products and services to the Adviser a commission for effecting a transaction in excess of the amount another broker might have charged. Such higher commissions may not be paid unless the Adviser determines in good faith that the amount paid is reasonable in relation to the services received in terms of the particular transaction or the Adviser’s overall responsibilities to each Fund and any other of the Adviser’s clients. Subject to seeking the most favorable price and execution, the Trust’s Board of Trustees may cause the Adviser to effect Fund transactions through broker-dealers in a manner that will help generate resources to pay the cost of certain expenses which the Funds are required to pay or for which the Funds are required to arrange payment.

(g)    The Adviser is authorized, with respect to any one or more Funds, to delegate any or all of its rights, duties and obligations under this Agreement (subject in any event to all of the limitations, terms and conditions applicable to the Adviser hereunder) to one or more sub-advisers, and may enter into agreements with sub-

advisers, and may replace any such sub-advisers from time to time in its discretion, in accordance with the 1940 Act and Advisers Act. The Adviser shall oversee the performance and services provided by any sub-adviser engaged hereunder.

(h)    The Adviser is permitted to use persons employed by an “affiliated person” (as defined in the 1940 Act) of the Adviser, each of whom shall be treated as an “associated person” of the Adviser (as defined in the Advisers Act) to assist in providing discretionary or non-discretionary investment advisory services under this Agreement to the extent not prohibited by, or inconsistent with, the 1940 Act and Advisers Act. The Adviser will be responsible under this Agreement for any action taken by such person on behalf of the Adviser in assisting the Adviser under the Agreement to the same extent as if the Adviser had taken such action directly. All fees and/or other compensation payable to such an affiliated person shall be the sole responsibility of the Adviser and the Trust shall not have any obligation to pay any fee or compensation to such affiliated person.

(i)    The Adviser may rely on persons employed by, and facilities and resources of, RBC Global Asset Management (UK) Limited, BlueBay Asset Management USA LLC and BlueBay Asset Management LLP (or a successor to substantially all of the business of the foregoing) to assist the Adviser in providing services under this Agreement. The Adviser will be responsible under this Agreement for any action taken by the foregoing in assisting the Adviser under the Agreement to the same extent as if the Adviser had taken such action directly. All fees and/or other compensation payable thereto shall be the sole responsibility of the Adviser and the Trust shall not have any obligation to pay any fee or compensation to such entities.

(j)    The Trust, on behalf of each Fund, grants to the Adviser the full power and authority to open, maintain and close, in the name, or for the benefit, of the Trust and/or a Fund, securities or other investment accounts and arrangements (including, but not limited to, those related to derivatives, commodity, securities lending, repurchase agreement, reverse repurchase, lending, borrowing or such other accounts and arrangements) with any brokerage or other trading firm or counterparty designated by the Adviser in its discretion and to enter into related trading and investment documents, agreements and arrangements as agent of the Trust and/or a Fund for purposes of providing services hereunder. The Trust acknowledges that the Adviser has the power and authority to do and perform every act necessary or appropriate to be done in the exercise of the foregoing powers as fully as the Trust and each Fund, as applicable, might or could do on its own behalf.

5.    The Adviser shall give the Funds the benefit of the Adviser’s best judgment and efforts in rendering services under this Agreement. As an inducement to the Adviser’s undertaking to render these services, the Trust agrees that the Adviser shall not be liable under this Agreement for any mistake in judgment or in any other event whatsoever, provided that nothing in this Agreement shall be deemed to protect or purport to protect the Adviser against any liability to the Trust, the Funds or their shareholders to which the Adviser would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of the Adviser’s duties under this Agreement or by reason of the Adviser’s reckless disregard of its obligations and duties hereunder. The Adviser makes no representation or warranty, express or implied, that any level of performance or investment results will be achieved by any Fund or that any Fund will perform comparably with any standard or index, including other clients of the adviser, whether public or private.

6.    In consideration of the services to be rendered by the Adviser under this Agreement, each Fund shall pay the Adviser a monthly fee on the first business day of each month at the annual rates set forth in Exhibit A to this Agreement with respect to each Fund, provided that no fee shall accrue or be payable hereunder with respect to a Fund until the first day after the day (the “Approval Date”) on which this Agreement has been approved by the vote of a majority of the outstanding voting securities of that Fund (as defined in the 1940 Act). If the fees payable to the Adviser pursuant to this paragraph 6 begin to accrue before the end of any month or if this Agreement terminates before the end of any month, the fees for the partial month of effectiveness, shall be prorated according to the proportion which the partial month bears to the full month. For purposes of calculating the monthly fees, the value of the net assets of each Fund shall be computed in the manner specified in the prospectus for the computation of net asset value. For purposes of this Agreement, a “business day” is any day the New York Stock Exchange is open for trading.

7.    This Agreement shall become effective with respect to a Fund on such date indicated in Exhibit A and shall continue for an initial term of up to two years or on such date otherwise indicated in Exhibit A, provided it has been approved with respect to that Fund (i) by the Trust’s Board of Trustees, (ii) by the vote of a majority of the

Trustees who are not parties to this Agreement or “interested persons” (as defined in the 1940 Act) of any such party (“Independent Trustees”), and (iii) by a majority of the outstanding voting securities (as defined in the 1940 Act) of that Fund, in accordance with all applicable provisions of the 1940 Act.

(a)    This Agreement shall thereafter continue in effect for a period of more than one year with respect to a Fund only so long as the continuance is specifically approved at least annually (i) by the vote of a majority of the outstanding voting securities of that Fund (as defined in the 1940 Act) or by a majority of the Trust’s Board of Trustees and (ii) by the vote of a majority of the Trust’s Independent Trustees, in accordance with all applicable provisions of the 1940 Act.

(b)    This Agreement may be terminated with respect to a Fund at any time, without the payment of any penalty, by a vote of a majority of the outstanding voting securities of that Fund (as defined in the 1940 Act) or by a vote of a majority of the Trust’s entire Board of Trustees on 60 days written notice to the Adviser, or by the Adviser on 60 days written notice to the Trust. This Agreement shall terminate automatically in the event of its assignment (as defined in the 1940 Act).

8.    Except to the extent necessary to perform the Adviser’s obligations under this Agreement, nothing herein shall be deemed to limit or restrict the right of the Adviser, or any affiliate of the Adviser, or any employee of the Adviser, to engage in any other business or to devote time and attention to the management or other aspects of any other business, whether of a similar or dissimilar nature, or to render services of any kind to any other corporation, firm, individual or association.

9.    This Agreement shall be construed in accordance with the laws of the State of Delaware, provided that nothing herein shall be construed in a manner inconsistent with the 1940 Act.

10.    The only parties to this Agreement are the Trust and the Adviser, and the Trust is the only beneficiary of the Adviser’s services hereunder. The parties do not intend for this Agreement to benefit any other persons, including, without limitation, a record or beneficial owner of shares of a Fund. The terms of this Agreement may be enforced solely by a party to this Agreement.

11.    Provisions of this Agreement may be amended subject to the provisions of the 1940 Act. Accordingly, approval of an amendment by shareholders would be necessary only to the extent required by the 1940 Act.

12.    If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors. As used in this Agreement, the terms “majority of the outstanding voting securities,” “affiliated person,” “interested person,” “assignment,” “broker,” “investment adviser,” “net assets,” “prospectus,” “sale,” “sell” and “security” shall have the same meaning as such terms have in the 1940 Act. Any reference to the 1940 Act, Advisers Act, 1933 Act or other in any provision of this Agreement shall include any rules or regulations thereunder, as amended from time to time, and in accordance with any applicable exemptive orders or similar relief granted by the Securities and Exchange Commission (“SEC”) or other competent regulatory authority. To the extent any of the foregoing is relaxed by a competent court or rule, regulation, order, release, guidance or no-action position of the SEC or its staff or other competent regulatory authority, whether of special or general application, such provision shall be deemed to incorporate the effect of such court decision, rule, regulation, order, release, guidance or no-action position.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first stated above.

RBC FUNDS TRUST

By:	/s/ Kathy Hegna
Name:	Kathy Hegna
Title:	Treasurer and Chief Financial Officer

RBC GLOBAL ASSET MANAGEMENT (U.S.) INC.

By:	/s/ Carol Kuha
Name:	Carol Kuha
Title:	Chief Operating Officer

EXHIBIT A

Name of Fund	Annual Fee Rate	Effective Date	Initial Term Through*
Access Capital Community Investment Fund	0.35%	November 1, 2021	October 31, 2023
RBC BlueBay Core Plus Bond Fund	0.35%	November 1, 2021	October 31, 2023
RBC BlueBay Strategic Income Fund	0.53%	November 1, 2021	October 31, 2023
RBC Impact Bond Fund	0.35%	November 1, 2021	October 31, 2023
RBC Short Duration Fixed Income Fund	0.30%	November 1, 2021	October 31, 2023
RBC Ultra-Short Fixed Income Fund	0.23%	November 1, 2021	October 31, 2023
U.S. Government Money Market Fund	0.10%	November 1, 2021	October 31, 2023

*	After the Initial Term, the Agreement may continue in effect for successive one-year terms as provided in Section 7.